                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-62279

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE + +CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED + +WITH THE SECURITIES AND EXCHANGE COMMISSION AND DECLARED EFFECTIVE. THIS + +PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT + +SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR +
+SALE IS NOT PERMITTED.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 1998

PROSPECTUS SUPPLEMENT                                                   RATINGS:
(TO PROSPECTUS DATED SEPTEMBER 4, 1998)                 STANDARD & POOR'S: "AAA"
                                                                  MOODY'S: "AAA"
                                                          (SEE "RATINGS" HEREIN)

                                  $50,000,000

                                  LOGO ONEOK

            % SENIOR INSURED QUARTERLY NOTES DUE SEPTEMBER 30, 2028
                                (IQ NOTES SM*)

                                --------------

  INTEREST ON THE    % SENIOR INSURED QUARTERLY NOTES DUE SEPTEMBER 30, 2028
(THE "SENIOR INSURED QUARTERLY NOTES") AT THE RATE OF    % PER ANNUM (THE
"SECURITIES RATE") WILL BE PAYABLE QUARTERLY IN ARREARS ON FEBRUARY 28, MAY 31, AUGUST 31 AND NOVEMBER 30 OF EACH YEAR AND ON THE DATE OF MATURITY (EACH, AN "INTEREST PAYMENT DATE"), COMMENCING NOVEMBER 30, 1998. THE SENIOR INSURED QUARTERLY NOTES WILL BE REDEEMABLE AT 100% OF THE PRINCIPAL AMOUNT REDEEMED PLUS ACCRUED INTEREST TO THE REDEMPTION DATE AT THE OPTION OF ONEOK, INC. (ONEOK, INC. AND, WHERE THE CONTEXT SO REQUIRES, ONEOK, INC. TOGETHER WITH ITS SUBSIDIARIES, THE "COMPANY") IN WHOLE OR IN PART ON OR AFTER OCTOBER 1, 2003. IN ADDITION, AT THE OPTION OF ANY DECEASED BENEFICIAL OWNER'S REPRESENTATIVE (EACH AS DEFINED HEREIN), INTERESTS IN THE SENIOR INSURED QUARTERLY NOTES ARE REDEEMABLE AT 100% OF THEIR PRINCIPAL AMOUNT, PLUS ACCRUED INTEREST, SUBJECT TO CERTAIN LIMITATIONS. SEE "DESCRIPTION OF THE SENIOR INSURED QUARTERLY NOTES-- LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER." THE SENIOR INSURED QUARTERLY NOTES WILL BE AVAILABLE FOR PURCHASE IN DENOMINATIONS OF $1,000 AND ANY INTEGRAL MULTIPLE THEREOF.

  THE SENIOR INSURED QUARTERLY NOTES WILL BE DIRECT, UNSECURED AND UNSUBORDINATED OBLIGATIONS OF THE COMPANY RANKING PARI PASSU WITH ALL OTHER UNSECURED AND UNSUBORDINATED OBLIGATIONS OF THE COMPANY. THE INDENTURE DATED
     , AS AMENDED AND SUPPLEMENTED (THE "INDENTURE"), CONTAINS NO RESTRICTIONS ON THE AMOUNT OF ADDITIONAL INDEBTEDNESS THAT MAY BE INCURRED BY THE COMPANY.

  PAYMENT OF THE PRINCIPAL OF AND INTEREST ON THE SENIOR INSURED QUARTERLY NOTES WHEN DUE WILL BE INSURED BY A FINANCIAL GUARANTY INSURANCE POLICY (THE "POLICY") TO BE ISSUED BY AMBAC ASSURANCE CORPORATION (THE "INSURER") SIMULTANEOUSLY WITH THE DELIVERY OF THE SENIOR INSURED QUARTERLY NOTES.

                                 LOGO AMBAC

  THE SENIOR INSURED QUARTERLY NOTES INITIALLY WILL BE REPRESENTED BY A GLOBAL CERTIFICATE OR CERTIFICATES REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY ("DTC") OR ITS NOMINEE. BENEFICIAL INTERESTS IN THE SENIOR INSURED QUARTERLY NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY PARTICIPANTS (AS DEFINED HEREIN) IN DTC. EXCEPT AS DESCRIBED HEREIN, SENIOR INSURED QUARTERLY NOTES IN CERTIFICATED FORM WILL NOT BE ISSUED IN EXCHANGE FOR THE GLOBAL CERTIFICATES. SEE "DESCRIPTION OF THE SENIOR INSURED QUARTERLY NOTES--BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY."

                                --------------

 NEITHER THE  SECURITIES  AND  EXCHANGE COMMISSION  NOR  ANY  STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE
   ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

  THE UNDERWRITER HAS AGREED TO PURCHASE THE SENIOR INSURED QUARTERLY NOTES AT
   % OF THEIR PRINCIPAL AMOUNT ($      AGGREGATE PROCEEDS TO THE COMPANY,
BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $420,000), SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE UNDERWRITING AGREEMENT.

  THE UNDERWRITER PROPOSES TO OFFER THE SENIOR INSURED QUARTERLY NOTES FROM TIME TO TIME FOR SALE IN ONE OR MORE NEGOTIATED TRANSACTIONS OR OTHERWISE, AT MARKET PRICES PREVAILING AT THE TIME OF SALE, AT PRICES RELATED TO SUCH PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. FOR FURTHER INFORMATION WITH RESPECT TO THE PLAN OF DISTRIBUTION AND ANY DISCOUNTS, COMMISSIONS OR PROFITS ON RESALE THAT MAY BE DEEMED UNDERWRITING DISCOUNTS OR COMMISSIONS, SEE "UNDERWRITING" HEREIN.

                                --------------

  THE SENIOR INSURED QUARTERLY NOTES ARE OFFERED BY THE UNDERWRITER, AS SPECIFIED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY IT AND SUBJECT TO ITS RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE SENIOR INSURED QUARTERLY NOTES WILL BE MADE IN BOOK-ENTRY FORM ONLY THROUGH
THE FACILITIES OF DTC IN NEW YORK, NEW YORK ON OR ABOUT     , 1998 AGAINST
PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
-----
*IQ NOTES IS A SERVICE MARK OF EDWARD D. JONES & CO., L.P.

                          EDWARD D. JONES & CO., L.P.

                                --------------

             The date of this Prospectus Supplement is     , 1998.

                              SUMMARY OF OFFERING

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company.................  The Company is a corporation organized under the laws of the State of Oklahoma. Its predecessor was founded in 1906 as Oklahoma Natural Gas Company. The Company operates in Oklahoma and Kansas. The mailing address of the Company's principal executive offices is 100 West Fifth Street, Tulsa, Oklahoma 74103 and the telephone number is (918) 588-7000. See "The Company."

Senior Insured Quarterly
Notes Offered...............
                              The Company is offering $     50,000,000 aggregate
                              principal amount of its Senior Insured Quarterly Notes. Interest on the Senior Insured Quarterly Notes will be payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year commencing on November 30, 1998 and on the date of maturity.

Date of Maturity............  The Senior Insured Quarterly Notes will mature on
                              September 30, 2028.

Record Date.................  The regular record date for each Interest Payment
                              Date will be the close of business on the 15th calendar day in the month in which such Interest Payment Date occurs.

Ranking.....................  The Senior Insured Quarterly Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company, including the Company's proposed offering of Debentures, for which a preliminary prospectus supplement has been filed with the Securities and Exchange Commission (the "Commission"). The Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Company's Optional            The Senior Insured Quarterly Notes will be
Redemption..................  redeemable by the Company (in whole or in part), from time to time on or after October 1, 2003, at 100% of the principal amount to be redeemed plus accrued interest to the redemption date. See
                              "Description of the Senior Insured Quarterly
                              Notes--Optional Redemption" herein.

Beneficial Owner's
 Redemption Privilege.......
                              At the option of any deceased Beneficial Owner's Representative, interests in the Senior Insured Quarterly Notes are redeemable at 100% of their principal amount, plus accrued interest, subject to the maximum principal amounts of $30,000 per deceased Beneficial Owner and $1,500,000 in the aggregate for all deceased Beneficial Owners during the initial period ending September 30, 1999 and during each twelve-month period thereafter. See "Description of the Senior Insured Quarterly Notes--Limited Right of Redemption upon Death of Beneficial Owner."

Insurance...................  Payment of the principal of and interest on the
                              Senior Insured Quarterly Notes when due will be insured by the Policy to be issued by the Insurer simultaneously with the delivery of the Senior Insured Quarterly Notes. See "The Policy and the Insurer."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of August 31, 1998, the pro-forma capitalization of the Company reflecting the Company's proposed issuance of Debentures, for which a preliminary prospectus supplement has been filed with the Commission, and the pro forma capitalization, as adjusted, of the Company to reflect the issuance of the Senior Insured Quarterly Notes. The following data is qualified in its entirety by reference to and, therefore, should be read together with, the detailed information and financial statements appearing in the documents incorporated herein and in the Prospectus by reference.

                                        AS OF AUGUST 31, 1998
                          ---------------------------------------------------
                                                               PRO FORMA
                            ACTUAL        PRO FORMA           AS ADJUSTED
                          ---------- -------------------  -------------------
                                    (THOUSANDS EXCEPT PERCENTAGES)
Senior Insured Quarterly
 Notes................... $      --  $      --        --% $   50,000      3.0%
Debentures...............        --     150,000      9.2     150,000      9.0
Other Long-Term Debt
 (Excluding Current
 Portion)................    312,355    312,355     19.1     312,355     18.5
Convertible Preferred
 Stock...................    568,322    568,322     34.9     568,322     33.8
Common Shareholders'
 Equity..................    600,549    600,549     36.8     600,549     35.7
                          ---------- ---------- --------  ---------- --------
  Total Capitalization... $1,481,226 $1,631,226    100.0% $1,681,226    100.0%
                          ========== ========== ========  ========== ========
Short-Term Notes
 Payable................. $  212,000 $   62,000           $   12,000
                          ========== ==========           ==========

                                USE OF PROCEEDS

  The proceeds from the sale of the Senior Insured Quarterly Notes will be used by the Company to repay borrowings incurred under the Amended and Restated Credit Agreement dated as of August 12, 1998 and for general corporate purposes. Borrowings under the Amended and Restated Credit Agreement were used for general working capital requirements and to finance the acquisition of certain natural gas and oil reserves during fiscal 1998. The Amended and Restated Credit Agreement provides for a fluctuating interest rate for outstanding borrowings, which was 5.832% as of August 31, 1998.

                                  THE COMPANY

  The Company engages in several aspects of the energy business providing environmentally clean fuels and products. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others and leases pipeline capacity to others for their use in transportation. The Company drills for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas. The Company's business units are characterized as operating within either a rate regulated environment (regulated operations) or a nonregulated environment (nonregulated operations).

  The regulated business unit provides natural gas distribution, transportation, gas supply, and storage services in Oklahoma and Kansas. The Company's operations in Oklahoma are conducted through Oklahoma Natural Gas Company Division, ONEOK Gas Transportation Company Division and three wholly-owned subsidiaries, ONG Transmission Company, ONEOK Gas Transportation, L.L.C., and ONG Sayre Storage Company (such companies collectively, "ONG"). The Company's operations in Kansas are conducted through Kansas Gas Service Company Division and Mid Continent Market Center, a wholly owned transportation company (together, "KGS"). KGS's regulated gas operations are primarily engaged in distribution and intrastate gas transportation, as well as gas wheeling, parking, balancing and storage services. KGS serves residential, commercial, and industrial customers in about 67 percent of Kansas. KGS also conducts regulated gas distribution operations in northeastern Oklahoma.

  The nonregulated business unit includes the following core business segments: natural gas marketing activities conducted primarily by ONEOK Gas Marketing Company; gas processing and gas gathering activities conducted primarily by ONEOK Gas Processing, L.L.C., and ONEOK Producer Services, L.L.C.; and production activities conducted by ONEOK Resources Company. Other businesses include ONEOK Leasing Company, which leases and operates a headquarters building, and ONEOK Parking Company, which owns and operates a parking garage. ONEOK Power Marketing Company has been formed for the purpose of the wholesale marketing of electricity but has not yet begun operations.

RECENT REGULATORY DEVELOPMENTS

  The Oklahoma Corporation Commission recently promulgated rules to restructure Oklahoma's natural gas utility industry which require gas utility companies to "unbundle" their natural gas utility services in the State of Oklahoma. In compliance with such rules, the Company filed an application to unbundle its services upstream of the city gates of its distribution systems. On July 31, 1998, the Commission issued an interim Order separating ONG's utility services into distribution, transportation, gas supply, storage and gathering services. The interim Order directed that services upstream of the city gate for distribution systems (i.e., transportation, gas supply, storage and gathering services) be obtained through a competitive bid process. The interim Order also established the cost of services allocated to the various services. The Company filed a motion with the Oklahoma Supreme Court appealing the interim Order. The matter remains on appeal.

                       SUMMARY SELECTED HISTORICAL DATA

  The summary selected historical financial data presented below for each of the years in the five-year period ended August 31, 1998 has been derived from the consolidated financial statements of ONEOK, Inc. and subsidiaries. The consolidated financial statements as of August 31, 1998 and 1997 and for each of the three years in the period ended August 31, 1998 are included in the Company's 1998 Form 10-K.

                             AS OF AND FOR THE YEARS ENDED AUGUST 31,
                           --------------------------------------------
                             1998     1997     1996     1995     1994
                           -------- -------- -------- -------- --------
                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
Statement of Income Data:
 Operating revenues......  $1,835.4 $1,161.9 $1,224.3 $  954.2 $  784.1
 Income before interest
  and income taxes.......     203.5    128.8    121.0    105.5     92.0
 Net income..............     101.8     59.3     52.8     42.8     36.2
 Preferred stock
  dividends..............      27.0      0.3      0.4      0.4      0.4
 Income available for
  common stock...........      74.8     59.0     52.4     42.4     35.8
Earnings per share
 Basic...................  $   2.44 $   2.13 $   1.93 $   1.58 $   1.34
 Diluted.................      2.23     2.13     1.93     1.58     1.34
Cash dividends paid per
 common share............  $   1.20 $   1.20 $   1.18 $   1.12 $   1.11
Balance sheet data:
 Total assets............  $2,422.5 $1,237.4 $1,219.9 $1,181.2 $1,148.1
 Long-term debt(a).......     329.3    347.1    351.9    363.9    376.9
 Preferred stock.........     568.3      --       9.0      9.0      9.0
 Total common equity.....     600.5    462.6    414.7    388.6    370.5

--------
(a)Includes the current portion of long-term debt.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividend requirements for the Company and subsidiaries for the periods indicated:

                                                  FOR THE YEARS ENDED AUGUST
                                                              31,
                                                 -----------------------------
                                                 1998  1997  1996  1995  1994
                                                 ----- ----- ----- ----- -----
Ratio of earnings to fixed charges (a).......... 5.50x 3.51x 3.28x 2.70x 2.52x
Ratio of earnings to combined fixed charges and
 preferred stock dividend requirements (b)...... 3.20x 3.48x 3.24x 2.67x 2.49x

--------
(a) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the representative interest portion of operating leases and the amortization of debt issue costs.
(b) For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of net income plus fixed charges and income taxes. "Fixed charges" consists of interest charges, the amortization of debt issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.

               DESCRIPTION OF THE SENIOR INSURED QUARTERLY NOTES

  Set forth below is a description of the specific terms of the Senior Insured Quarterly Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Securities set forth in the accompanying Prospectus under the caption "Description of Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture.

GENERAL

  The Senior Insured Quarterly Notes will be issued as a series of Securities under the Indenture. The Senior Insured Quarterly Notes will be limited in aggregate principal amount to $50,000,000.

  The entire principal amount of the Senior Insured Quarterly Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 30, 2028. The Senior Insured Quarterly Notes are not subject to any sinking fund provision.

INTEREST

  Each Senior Insured Quarterly Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year and on the date of maturity to the person in whose name such Senior Insured Quarterly Note is registered at the close of business on the fifteenth calendar day of the month in which the respective Interest Payment Date occurs. The initial Interest Payment Date is November 30, 1998. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Insured Quarterly Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

SPECIAL INSURANCE PROVISIONS OF THE INDENTURE

  Notwithstanding any other provision of the Indenture, so long as the Insurer is not in default under the Policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the Senior Insured Quarterly Notes upon the occurrence and continuation of an Event of Default.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Senior Insured Quarterly Notes, in whole or in part, without premium, from time to time, on or after October 1, 2003, upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date.

  If notice of redemption is given as aforesaid, the Senior Insured Quarterly Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Senior Insured Quarterly Notes shall cease to bear interest. If any Senior Insured Quarterly Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Senior Insured Quarterly Notes by tender, in the open market or by private agreement.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

  Unless the Senior Insured Quarterly Notes have been declared due and payable prior to their maturity by reason of an Event of Default (as defined in the accompanying Prospectus), the Representative (as defined herein) of a deceased Beneficial Owner (as defined herein) has the right to request redemption at par of all or part of such interest, expressed in integral multiples of $1,000 principal amount, in the Senior Insured Quarterly Notes for payment prior to maturity, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during the period from the original issuance of the Senior Insured Quarterly Notes through and including September 30, 1999 (the "Initial Period"), and during any twelve-month period which ends on and includes each September 30 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period") (i) on behalf of a deceased Beneficial Owner any interest in the Senior Insured Quarterly Notes which exceeds an aggregate principal amount of $30,000 or (ii) interests in the Senior Insured Quarterly Notes in an aggregate principal amount exceeding $1,500,000. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount in integral multiples of $1,000. Representatives of deceased Beneficial Owners must make arrangements with the Participant (as defined herein) through whom such interest is owned in order that timely presentation of redemption requests can be made by the Participant and, in turn, by DTC to the Trustee. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Senior Insured Quarterly Notes in the Initial Period or in any Subsequent Period in excess of the $30,000 limitation, such redemption, to the extent that it exceeds the $30,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,500,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period.

  Subject to the $30,000 and the $1,500,000 limitations, the Company will, after the death of any Beneficial Owner, redeem the interest of the Beneficial Owner in the Senior Insured Quarterly Notes within 60 days following receipt by the Trustee of a Redemption Request (as defined herein). If, during the Initial Period or any Subsequent Period, Redemption Requests exceed the aggregate principal amount of interests in Senior Insured Quarterly Notes required to be redeemed, then such excess Redemption Requests will be applied to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. All Redemption Requests will be redeemed in the order in which the Trustee receives the Redemption Request.

  A request for redemption of an interest in the Senior Insured Quarterly Notes may be initiated by the personal representative or other person authorized to represent the estate of a deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety (each a "Representative"). The Representative shall deliver a request to the Participant through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Senior Insured Quarterly Notes to be redeemed. The Participant shall thereupon deliver to DTC a request for redemption substantially in the form attached as an exhibit to the Indenture (a "Redemption Request"), accompanied by the documents submitted to the Participant as above provided, and DTC will forward the same to the Trustee. Documents accompanying Redemption Requests shall be in form satisfactory to the Company. The Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents accompanying a Redemption Request.

  The price to be paid by the Company for an interest in the Senior Insured Quarterly Notes to be redeemed pursuant to a request on behalf of a deceased Beneficial Owner is one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with DTC, payment for interests in the Senior Insured Quarterly Notes which are to be redeemed shall be made to DTC upon presentation of Senior Insured Quarterly Notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by DTC which are to be fulfilled in connection with such payment. Any acquisition of Senior Insured Quarterly Notes by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $30,000 or the $1,500,000 limitation for the Initial Period or for any Subsequent Period.

  Interests in the Senior Insured Quarterly Notes held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner, and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Senior Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Company. Such interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts of Keogh [H.R.10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

  In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Senior Insured Quarterly Notes, the interests in the Senior Insured Quarterly Notes which are the subject of such Redemption Request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to redemption pursuant to such Redemption Request.

  Subject to the provisions of the immediately preceding paragraph, any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Trustee by DTC prior to payment for redemption of the interest in the Senior Insured Quarterly Notes by reason of the death of a Beneficial Owner.

  The Company is legally obligated to redeem Senior Insured Quarterly Notes and interests of Beneficial Owners therein properly presented for redemption pursuant to a Redemption Request in accordance with and subject to the terms, conditions and limitations of the Indenture, as summarized above. The Company's redemption obligation is not cumulative. Nothing in the Indenture prohibits the Company from redeeming, in fulfillment of Redemption Requests made pursuant to the Indenture, Senior Insured Quarterly Notes or interests therein of Beneficial Owners in excess of the principal amount the Company is obligated to redeem, nor does anything in the Indenture prohibit the Company from purchasing any Senior Insured Quarterly Notes or interests therein in the open market. However, the Company may not use any Senior Insured Quarterly Notes redeemed or purchased as described in the immediately preceding sentence as a credit against its redemption obligation.

  Because of the limitations of the Company's requirement to redeem, no Beneficial Owner can have any assurance that its interest in the Senior Insured Quarterly Notes will be paid prior to maturity.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  DTC will act as the initial securities depositary for the Senior Insured Quarterly Notes. The Senior Insured Quarterly Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Senior Insured Quarterly Notes certificates will be issued, representing in the aggregate the total principal amount of Senior Insured Quarterly Notes, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Senior Insured Quarterly Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Insured Quarterly Notes on DTC's records. The ownership interest of each actual purchaser of Senior Insured Quarterly Notes (such purchaser, or the person to whom such purchaser conveys his or her ownership interest, a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Senior Insured Quarterly Notes. Transfers of ownership interests in the Senior Insured Quarterly Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Senior Insured Quarterly Notes, except in the event that use of the book-entry system for the Senior Insured Quarterly Notes is discontinued, the Company determines that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

  DTC has no knowledge of the actual Beneficial Owners of the Senior Insured Quarterly Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Insured Quarterly Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Senior Insured Quarterly Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Senior Insured Quarterly Notes in accordance with its procedures.

  Although voting with respect to the Senior Insured Quarterly Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Senior Insured Quarterly Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Senior Insured Quarterly Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the Senior Insured Quarterly Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of an interest in a global Senior Insured Quarterly Note will not be entitled to receive physical delivery of Senior Insured Quarterly Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Senior Insured Quarterly Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Senior Insured Quarterly Note.

  DTC may discontinue providing its services as security depositary with respect to the Senior Insured Quarterly Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Senior Insured Quarterly Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Senior Insured Quarterly Notes. In that event, certificates for the Senior Insured Quarterly Notes will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                          THE POLICY AND THE INSURER

  The information set forth in this section has been provided by Ambac Assurance Corporation (the "Insurer"). No representation is made by the Company or the Underwriter as to the accuracy or completeness of any such information.

THE POLICY

  The Insurer will issue a financial guaranty insurance policy relating to the Senior Insured Quarterly Notes (the "Policy"), the form of which is attached to this Prospectus Supplement as Appendix A. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy.

  The Insurer has made a commitment to issue the Policy effective as of the date of issuance of the Senior Insured Quarterly Notes. Under the terms of the Policy, the Insurer will pay to the United States Trust Company of New York, in New York, New York, or any successor thereto (the "Insurance Trustee") that portion of the principal of and interest on the Senior Insured Quarterly Notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment (as such terms are defined in the Policy) by the Company. The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the Trustee. The insurance will extend for the term of the Senior Insured Quarterly Notes and, once issued, cannot be canceled by the Insurer.

  The Policy will insure payment only on the stated date of maturity, in the case of principal, and on Interest Payment Dates, in the case of interest. In the event of any acceleration of the principal of the Senior Insured Quarterly Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

  In the event the Trustee has notice that any payment of principal of or interest on a Senior Insured Quarterly Note which has become Due for Payment and which is made to a holder by or on behalf of the Company has been deemed a preferential transfer and therefore recovered from its registered owner pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

  The Policy does NOT insure any risk other than Nonpayment, as defined in the Policy. Specifically, the Policy does NOT cover:

  1. payment on acceleration, as a result of a call for redemption (including any redemption in connection with a Beneficial Owner's Redemption Privilege) or as a result of any other advancement of maturity.

  2. payment of any redemption, prepayment or acceleration premium.

  3. nonpayment of principal or interest caused by the insolvency or negligence of the Trustee.

  If it becomes necessary to call upon the Policy, payment of principal requires surrender of Senior Insured Quarterly Notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such Senior Insured Quarterly Notes to be registered in the name of the Insurer to the extent of the payment under the Policy. Payment of interest pursuant to the Policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to the Insurer. Each holder of Senior Insured Quarterly Notes will be responsible for preparing and submitting to the Insurance Trustee such required documentation, and the Policy does not provide for payment of any interest to a holder in respect of any period of time between a scheduled payment date under the Senior Insured Quarterly Notes and the date of actual disbursement of related insurance benefits by the Insurance Trustee.

  Upon payment of the insurance benefits, the Insurer will become the owner of the Senior Insured Quarterly Note or the right to payment of principal or interest on such Senior Insured Quarterly Note and will be fully subrogated to the surrendering holder's rights to payment to the extent of insurance payments made by the Insurer.

  The insurance provided by the Policy is not covered by the property/casualty insurance security fund specified by the insurance laws of the State of New York.

THE INSURER

  The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and Guam. The Insurer primarily insures newly issued municipal and structured finance obligations. The Insurer is a wholly-owned subsidiary of Ambac Financial Group, Inc. (formerly AMBAC Inc.) (the "Parent"), a 100% publicly-held company. Moody's Investor Services, Inc. ("Moody's"), Standard & Poor's Ratings Services ("S&P") have each assigned a triple-A financial strength rating to the Insurer. Fitch IBCA has assigned a rating of "AAA" to the claims-paying ability of the Insurer.

  The Parent is subject to the informational requirements of the 1934 Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the aforementioned material may also be inspected at the offices of the New York Stock Exchange, Inc. (at the "NYSE") at 20 Broad Street, New York, New York 10005. The Parent's Common Stock is listed on the NYSE.

  The following documents filed by the Parent with the Commission (File No. 1-10777) are incorporated by reference herein:

  (1) The Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and filed on March 31, 1998;

  (2) The Parent's Current Report on Form 8-K dated March 27, 1998 and filed on March 27, 1998;

  (3) The Parent's Amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 and filed on March 31, 1998;

  (4) The Parent's Quarterly Report on Form 10-Q for the fiscal quarterly period ended March 31, 1998 and filed on May 15, 1998; and

  (5) The Parent's Quarterly Report on Form 10-Q for the fiscal quarterly period ended June 30, 1998 and filed on August 14, 1998.

  All documents subsequently filed by the Parent pursuant to the requirements of the 1934 Act after the date of this Prospectus Supplement will be available in the same manner as described in the second preceding paragraph.

  Any statement contained in a document incorporated herein by reference shall be modified or superseded for the purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  All financial statements of the Insurer and its subsidiaries included in documents filed by the Parent with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Senior Insured Quarterly Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

  The following table sets forth the capitalization of the Insurer as of December 31, 1995, December 31, 1996, December 31, 1997 and June 30, 1998, in conformity with generally accepted accounting principles.

                          AMBAC ASSURANCE CORPORATION
                       CONSOLIDATED CAPITALIZATION TABLE
                             (DOLLARS IN MILLIONS)

                            DECEMBER 31, DECEMBER 31, DECEMBER 31,  JUNE 30,
                                1995         1996         1997        1998
                            ------------ ------------ ------------ -----------
                                                                   (UNAUDITED)
Unearned premiums..........    $  906       $  995       $1,184      $1,228
Other liabilities..........       295          259          562         657
                               ------       ------       ------      ------
Total liabilities..........     1,201        1,254        1,746       1,885
                               ------       ------       ------      ------
Stockholder's equity
  Common stock.............        82           82           82          82
  Additional paid-in
   capital.................       481          515          521         526
  Accumulated other
   comprehensive income....        87           66          118         124
  Retained earnings........       907          992        1,180       1,290
                               ------       ------       ------      ------
Total stockholder's
 equity....................     1,557        1,655        1,901       2,022
                               ------       ------       ------      ------
Total liabilities and
 stockholder's equity......    $2,758       $2,909       $3,647      $3,907
                               ======       ======       ======      ======

--------

(1) Components of stockholder's equity have been restated for all periods presented to reflect "accumulated other comprehensive income" in accordance with the Statement of Financial Accounting Standards No 130 "Reporting Comprehensive Income" adopted by the Insurer effective January 1, 1998. As this new standard only requires additional information in the financial statements, it does not affect the Insurer's financial position or results of operations.

  For additional financial information concerning the Insurer, see the audited and unaudited financial statements of the Insurer incorporated by reference herein. Copies of the financial statements of the Insurer incorporated by reference and copies of the Insurer's annual statement for the year ended December 31, 1997 prepared in accordance with statutory accounting standards are available, without charge from the Insurer, at One State Street Plaza, 17th Floor, New York, New York 10004 and its telephone number is (212) 668-0340.

  The Insurer makes no representation regarding the Senior Insured Quarterly Notes or the advisability of investing in the Senior Insured Quarterly Notes and makes no representation regarding, nor has it participated in the preparation of, this Prospectus Supplement other than the information supplied by the Insurer and presented under the heading "The Policy and the Insurer" and in the financial statements incorporated herein by reference.

                                    RATINGS

  It is anticipated that S&P and Moody's will assign the Senior Insured Quarterly Notes the ratings set forth on the cover page hereof conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Senior Insured Quarterly Notes of the Policy, insuring the timely payment of the principal of and interest on the Senior Insured Quarterly Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. The Insurer does not guaranty the market price of the Senior Insured Quarterly Notes nor does it guaranty that the ratings on the Senior Insured Quarterly Notes will not be revised or withdrawn. Neither the Company nor the Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Senior Insured Quarterly Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Senior Insured Quarterly Notes.

  At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998 are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of the Insurer, Ambac Assurance Corporation, as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Edward D. Jones & Co., L.P. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the entire principal amount of the Senior Insured Quarterly Notes.

  The Underwriter has advised the Company that it proposes to offer the Senior Insured Quarterly Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Senior Insured Quarterly Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Senior Insured Quarterly Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Senior Insured Quarterly Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Senior Insured Quarterly Notes by them may be deemed to be underwriting discounts or commissions, under the 1933 Act.

  The Company has agreed, during the period of 10 days from the date on which the Senior Insured Quarterly Notes are purchased by the Underwriter, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Senior Insured Quarterly Notes, any security convertible into or exchangeable into or exercisable for Senior Insured Quarterly Notes or any debt securities substantially similar to the Senior Insured Quarterly Notes (except for the Senior Insured Quarterly Notes issued pursuant to the Underwriting Agreement and any offering underwritten by BancAmerica Securities, Inc., or any successor thereto, and Merrill Lynch & Co.), without the prior written consent of the Underwriter.

  Prior to this Offering, there has been no public market for the Senior Insured Quarterly Notes. The Underwriter has advised the Company that it intends to make a market in the Senior Insured Quarterly Notes. The Underwriter will have no obligation to make a market in the Senior Insured Quarterly Notes, however, and may cease market making activities, if commenced, at any time.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the 1933 Act and to contribute to payments the Underwriter may be required to make in respect thereof.

  The Underwriter has performed services for the Company and its affiliates in the past.

                                    GLOSSARY

 1933 Act.......................... The Securities Act of 1933, as amended.
                                    The Securities Exchange Act of 1934, as
 1934 Act.........................  amended.
 Company..........................  ONEOK, Inc.
 DTC..............................  The Depository Trust Company, a "clearing corporation" that initially will hold
                                    (through its agents) a global certificate
                                    evidencing the Senior Insured Quarterly
                                    Notes.
 Insurer..........................  Ambac Assurance Corporation.
 Interest Payment Dates...........  February 28, May 31, August 31 and November
                                    30 of each year and the date of maturity.
 Policy...........................  The financial guaranty insurance policy, to be issued by the Insurer covering the
                                    payment of the principal of and interest on
                                    the Senior Insured Quarterly Notes when
                                    due.
 Record Date......................  The close of business on the 15th calendar day of the month in which the respective
                                    Interest Payment Date occurs.
 Redemption Price.................  100% of the principal amount of the Senior
                                    Insured Quarterly Notes being redeemed,
                                    plus accrued and unpaid interest thereon to
                                    the date of payment.
 Securities Rate..................  The per annum interest rate on the Senior
                                    Insured Quarterly Notes, as set forth on
                                    the cover page of this Prospectus
                                    Supplement.
 Indenture........................  The indenture dated      , as amended and
                                    supplemented, pursuant to which the
                                    Company's Senior Insured Quarterly Notes
                                    will be issued.
 Senior Insured Quarterly Notes...  The  % Senior Insured Quarterly Notes due
                                    September 30, 2028 of the Company.
 Trustee..........................  The trustee under the Indenture; initially,
                                    Chase Bank of Texas, National Association.

                           APPENDIX A--FORM OF POLICY

                               LETTERHEAD AMBAC


Financial Guaranty Insurance Policy

Obligor                                         Policy Number:


Obligations:                                    Premium:


Ambac Assurance Corporation (Ambac) A Wisconsin Stock Insurance Company in consideration of the payment of the of the premium and subject to the terms of this Policy, hereby agrees to pay to United States Trust Company of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Obligees, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following notification to Ambac of Nonpayment. Upon an Obligee's presentation and surrender to the Insurance Trust of such unpaid Obligations or appurtenant coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Obligee the face amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and coupons and shall be fully subrogated to all of the Obligee's rights to payment.

In cases where the Obligations are issuable only in a form whereby principal is payable to registered Obligees or their assigns, the Insurance Trustee shall disburse principal to an Obligee as aforesaid only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to the Insurance Trustee duly executed by the Obligee or such Obligee's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. In cases where the Obligations are issuable only in a form whereby interest is payable to registered Obligees or their assigns the Insurance Trustee shall disburse interest to an Obligee as aforesaid only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to the Insurance Trustee, duly executed by the claimant Obligee or such Obligee's duly authorized representative, transferring to AMbac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Obligees' rights to payment on registered Obligations to the extent of the insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for payment and which is made to an Obligee by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Obligee pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Obligee will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Obligee" means any person other than the Obligor who at the time of Nonpayment, is the owner of an Obligation or of a coupon appertaining to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the stated maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the stated date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. Lassiter                                 /s/ Alph D. Cooke
                                ----
President                       SEAL            Secretary
                                ----

Effective Date:                                 Authorized Representative

UNITED STATES TRUST COMPANY OF NEW YORK         /s/ H William Weber
acknowledges that it has agreed to perform
the duties of Insurance Trustee under this      Authorized Officer
Policy.

Form No.: 2B-0012 (7/97)

S P E C I M E N

                                  ONEOK, INC.

                                 $400,000,000

                                DEBT SECURITIES

                             ---------------------

  ONEOK, Inc., an Oklahoma corporation (and together with its subsidiaries and its predecessor, ONEOK Inc., a Delaware corporation, and its subsidiaries, the "Company"), may offer from time to time, together or separately, its debt securities ("Securities") on terms to be determined at the time of offering. Securities with an aggregate issue price of up to $400,000,000 may be issued, in one or more series, under this Prospectus. The Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

  The prospectus supplement ("Prospectus Supplement") accompanying this Prospectus sets forth, with respect to the particular series or issue of Securities for which this Prospectus and the Prospectus Supplement are being delivered ("Offered Securities"): the terms of the Securities offered, including, where applicable, their title, aggregate principal amount, maturity, rate of any interest (or the manner of calculation and time of payment thereof), any redemption or repayment terms, any index, formula or other method pursuant to which principal, premium or interest may be determined and the form of such Securities (which may be in registered or global form), any initial public offering price, the purchase price and net proceeds to the Company and the other specific terms of such offering.

                             ---------------------

  NEITHER THE SECURITIES  AND EXCHANGE  COMMISSION NOR  ANY STATE SECURITIES
    COMMISSION HAS  APPROVED OR  DISAPPROVED OF  THE SECURITIES  OR PASSED
      UPON  THE   ADEQUACY   OR   ACCURACY  OF   THIS   PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

  Offered Securities may be sold directly to purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the offering of any Offered Securities, their names and any applicable fee, commission or discount arrangements will be set forth in the Prospectus Supplement. See "Plan of Distribution."

                             ---------------------

               The date of this Prospectus is September 4, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: New York Office (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago Office (500 W. Madison St., Suite 1400, Chicago, Illinois 60621-2511). Copies of such materials also can be obtained upon request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, such materials may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Company's common stock is listed. Finally, copies of reports, proxy statements and other information filed with the Commission electronically by the Company may be inspected by accessing the Commission's Internet site at http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. A copy of the Registration Statement and the exhibits and schedules thereto may be examined without charge at the Commission's principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated herein by reference and are deemed to be a part hereof:

    (a) Annual Report on Form 10-K for the fiscal year ended August 31, 1997;

    (b) Quarterly Reports on Form 10-Q for the quarters ended November 30, 1997; February 28, 1998 and May 31, 1998; and

    (c) Current Reports on Form 8-K dated August 25, 1998, July 23, 1998; May 26, 1998; March 11, 1998; February 10, 1998; December 12, 1997, November
  26, 1997 and November 14, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby also shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: ONEOK, Inc., 100 West Fifth Street, P.O. Box 871, Tulsa, OK 74102-0871, Attention: Chief Financial Officer.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  Statements contained in this Prospectus, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include, but are not limited to, national, regional and local economic competitive conditions, regulatory and business trends and decisions, technological developments, Year 2000 issues, inflation rates, weather conditions, and other factors discussed in this and other filings by the Company with the Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, while the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in the Company's documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward- looking statements.

                                  THE COMPANY

  The Company engages in several aspects of the energy business. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others and leases pipeline capacity to others for their use in transporting gas. The Company drills for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

  The Company's principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and its telephone number is (918) 588-7000.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Securities will be added to the Company's general funds and are expected to be used to retire existing indebtedness and for general corporate purposes, except as may be stated in a Prospectus Supplement.

                           DESCRIPTION OF SECURITIES

  The Securities will be issued under an Indenture ("Indenture") between the Company and the ("Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended ("TIA"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions of certain terms therein. Whenever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated by reference herein as part of the statement made, and the statement is qualified in its entirety by such reference.

GENERAL

  The Indenture provides that any Offered Securities may be issued in one or more series, in each case as authorized from time to time by the Company; the Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. Reference is made to the Prospectus Supplement relating to the Offered Securities for the following:

    (1) The title of such Securities.

    (2) The aggregate principal amount of such Securities, the percentage of their principal amount at which such Securities will be issued and the date or dates on which the principal of such Securities will be payable or the method by which such date or dates will be determined or extended.

    (3) The rate or rates (which may be fixed or variable) at which such Securities will bear interest, if any, and, if variable, the method by which such rate or rates will be determined.

    (4) The date or dates from which any interest will accrue or the method by which such date or dates will be determined, the date or dates on which any interest will be payable (including the Regular Record Dates for such Interest Payment Dates) and the basis on which any interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months.

    (5) The place or places, if any, other than or in addition to New York City, where the principal of (and premium, if any, on) and interest, if any, on such Securities will be payable, where any Securities may be surrendered for registration of transfer, where such Securities may be surrendered for exchange and where notices or demands to or upon the Company in respect of such Securities may be served.

    (6) The period or periods within which, the price or prices at which and the other terms and conditions upon which, such Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option.

    (7) The obligation, if any, of the Company to redeem, purchase or repay such Securities, in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Securities will be so redeemed, purchased or repaid.

    (8) Whether the amount of payments of principal of (and premium, if any, on) and interest, if any, on such Securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more commodities, equity indices or other indices) and the manner in which such amounts will be determined.

    (9) Any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Securities (which Events of Default or covenants may not be consistent with the Events of Default or covenants set forth in the general provisions of the Indenture).

    (10) If other than the entire principal amount thereof, the portion of the principal amount of such Securities that will be payable upon declaration of acceleration of the maturity thereof or the method by which such portion will be determined.

    (11) Any provisions in modification of, in addition to or in lieu of any of the provisions concerning defeasance and covenant defeasance contained in the Indenture that will be applicable to such Securities.

    (12) Any provisions granting special rights to the holders of such Securities upon the occurrence of such events as may be specified.

    (13) If other than the Trustee, the designation of any Paying Agent or Security Registrar for such Securities, and the designation of any transfer or other agents or depositories for such Securities.

    (14) Whether such Securities will be issuable initially in temporary global form, whether any such Security is to be issuable in permanent global form (a "Global Security") and, if so, whether beneficial owners of interests in any Global Security may exchange such interests for Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if such Securities are to be issuable as a Global Security, the identity of the depository for such Securities.

    (15) The person to whom any interest on any Security will be payable, if other than the person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, or the manner in which any interest payable on a temporary Security issued in global form will be paid (if other than as described in "Book-Entry Securities" below).

    (16) The denomination or denominations in which such Securities will be issuable, if other than $1,000 or any integral multiple thereof.

    (17) Whether and under what circumstances the Company will pay Additional Amounts, as contemplated by Section 1008 of the Indenture, on such Securities to any holder who is not a United States person (including any modification of the definition of such term as contained in the Indenture) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Securities rather than pay such Additional Amounts (and the terms of any such option).

    (18) Any other, terms, conditions, rights and preferences (or limitations on such rights and preferences) of such Securities not inconsistent with the provisions of the Indenture (Section 301).

  If the terms of any series of Securities provide that the Company may be required to pay Additional Amounts in respect thereof, for purposes of this Prospectus, any reference to the payment of the principal of (and premium, if any, on) or interest, if any, on such Securities will be deemed to include mention of the payment of the Additional Amounts provided for by the terms of such Securities.

  The Securities referred to on the cover page of this Prospectus, and any additional debt securities issued under the Indenture, are herein collectively referred to, while a single Trustee is acting with respect to all debt securities issued thereunder, as the "Indenture Securities". The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Indenture Securities. At a time when two or more Trustees are acting under the Indenture, each with respect to only certain series, the term "Indenture Securities" as used herein will mean the series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the series of Indenture Securities for which it is the Trustee. If two or more Trustees are acting under the Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

  The Securities may provide for less than the entire principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. A discussion of the federal income tax and other considerations applicable to Original Issue Discount Securities will be set forth in the Prospectus Supplement relating thereto.

  The Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company.

  The general provisions of the Indenture do not limit the ability of the Company to incur Indebtedness and do not afford holders of Securities protection in the event of highly leveraged or similar transactions involving the Company. However, the general provisions of the Indenture do provide that neither the Company nor any Restricted Subsidiary will subject certain of its properties or assets to any mortgage or other encumbrance unless the Indenture Securities outstanding thereunder are secured equally and ratably with or prior to such other Indebtedness thereby secured. See "Limitations on Liens" and "Limitation on Sale and Leaseback Transactions" under the heading "Certain Covenants". Reference is made to the Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  Under the Indenture, the Company has the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued thereunder and, without the consent of the holders, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created) in an aggregate principal amount determined by the Company (Section 301).

  There is no requirement that future issues of debt securities of the Company be issued under the Indenture, and the Company will be free to employ other indentures or documentation, possibly containing provisions different from those included in the Indenture or applicable to one or more issues of Indenture Securities, in connection with such future issues.

CERTAIN COVENANTS

LIMITATIONS ON LIENS

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary ("Restricted Securities"), without making effective provision for the Outstanding Indenture Securities (other than any Outstanding Indenture Securities not entitled to this covenant) to be secured by the Lien equally and ratably with (or prior to) any and all Indebtedness and obligations secured or to be secured thereby for so long as such Indebtedness is so secured, except that the foregoing restriction will not apply to:

    (1) Any Lien existing on the date of the first issuance of Indenture Securities.

    (2) Any Lien on any Principal Property or Restricted Securities of any Person existing at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary.

    (3) Any Lien on any Principal Property existing at the time of acquisition of such Principal Property by the Company or a Restricted Subsidiary, whether or not assumed by the Company or such Restricted Subsidiary, provided that no such Lien may extend to any other Principal Property of the Company or any Restricted Subsidiary.

    (4) Any Lien on any Principal Property (including any improvements on an existing Principal Property) of the Company or any Restricted Subsidiary, and any Lien on the shares of stock of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property (or to secure Indebtedness incurred by the Company or a Restricted Subsidiary for the purpose of financing all or any part of such cost); provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of such Principal Property and provided, further, that no such Lien may extend to any other Principal Property of the Company or any Restricted Subsidiary, other than any theretofore unimproved real property on which the Principal Property is so constructed or developed or the improvement is located.

    (5) Any Lien on any Principal Property or Restricted Securities to secure Indebtedness owing to the Company or to another Restricted Subsidiary.

    (6) Any Lien in favor of governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien.

    (7) Any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness.

    (8) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings.

    (9) Liens (other than Liens imposed by ERISA) on the property of the Company or any of its Subsidiaries incurred, or pledges or deposits required, in connection with workmen's compensation, unemployment insurance and other social security legislation.

    (10) Liens securing taxes that remain payable without penalty or which are being contested in good faith by appropriate proceedings where collection thereof is stayed; provided that the Company has set aside on its books reserves with respect to such taxes (segregated to the extent required by GAAP) deemed by it to be adequate.

    (11) Any right which any municipal or governmental body or agency may have by virtue of any franchise, license or contract to purchase or designate a purchaser of, or order the sale of, any property of the Company upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company.

    (12) Any Liens, neither assumed by the Company nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Company for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes.

    (13) Easements or reservations in any property of the Company for the purpose of roads, pipe lines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of the Company.

    (14) Any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) through (13), provided that the Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such renewal or refunding, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements thereon, shares of stock or Indebtedness that secured the Lien renewed or refunded.

    (15) Any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the foregoing restrictions (excluding Indebtedness secured by Liens permitted under the foregoing exceptions) and the Attributable Debt in respect of all Sale and Leaseback Transactions (not including Attributable Debt in respect of any such Sale and Leaseback Transactions described in clause (iii) or (iv) of the next succeeding paragraph) would not then exceed 15% of Consolidated Net Tangible Assets (Section 1006).

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless
(i) the Company or a Restricted Subsidiary would be entitled, without securing the Outstanding Indenture Securities, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of such Sale and Leaseback Transaction; (ii) the Attributable Debt associated therewith would be in an amount permitted under clause (15) of the preceding paragraph; (iii) the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction are used for the business and operations of the Company or any Subsidiary; or (iv) within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction is applied to the prepayment (other than mandatory prepayment) of any Outstanding Indenture Securities or Funded Indebtedness of the Company or a Restricted Subsidiary (other than Funded Indebtedness that is held by the Company or any Restricted Subsidiary or Funded Indebtedness of the Company that is subordinate in right of payment to any Outstanding Indenture Securities) (Section 1007).

CERTAIN DEFINITIONS

  "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or Yield to Maturity, in the case of Original Issue Discount Securities) borne by the Indenture Securities then outstanding under the Indenture, compounded annually.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Consolidated Net Tangible Assets" means (i) the total amount of assets (less applicable reserves and other properly deductible items) which under GAAP would be included on a consolidated balance sheet of the Company and its Subsidiaries after deducting therefrom (a) all current liabilities, provided, however, that there shall not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same shall not have been finally determined, (b) appropriate allowance for minority interests in common stocks of Subsidiaries and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on such consolidated balance sheet, less (ii) the amount which would be so included on such consolidated balance sheet for investments (less applicable reserves) made in Subsidiaries.

  "Funded Indebtedness" as applied to any Person, means all Indebtedness of such Person maturing after, or renewable or extendible at the option of such Person beyond, 12 months from the date of determination.

  "Indebtedness" means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

  "Lien" means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (i) any acquisition by the Company or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (ii) any conveyance or assignment whereby the Company or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (iii) any Lien upon any property or assets either owned or leased by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary owns an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of such property or assets (or property or assets with which it is unitized) the payment to such Person or Persons of the Company's or the Restricted Subsidiary's proportionate part of such development or operating expenses or (iv) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith.

  "Non-Recourse Indebtedness" means, at any time, Indebtedness incurred after the date of the Indenture by the Company or a Restricted Subsidiary in connection with the acquisition of property or assets by the Company or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of such Indebtedness and pursuant to applicable law, the recourse at such time and thereafter of the lenders with respect to such Indebtedness is limited to the property or assets so acquired, or such construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to such Indebtedness or the related property or assets if such guarantee or similar undertaking has been satisfied and is no longer in effect.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Property" means any property located in the United States, except any such property that in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries.

  "Restricted Subsidiary" means any Subsidiary that owns or leases a Principal Property.

  "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Restricted Subsidiary to such Person, other than (i) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles, (ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and (iii) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property.

  "Subsidiary" of the Company means (i) a corporation, of which a majority of the Capital Stock with voting power, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries or (ii) any other Person (other than a corporation) in which at the date of determination the Company, one or more Subsidiaries or the Company and one or more Subsidiaries, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

DENOMINATIONS

  Unless otherwise provided in the applicable Prospectus Supplement, Securities in fully registered form shall be issued in denominations of $1,000 and integral multiples of $1,000. Securities issued in global form shall be in denominations set forth in the applicable Prospectus Supplement. (Sections 201, 301 and 302).

PAYMENT, TRANSFER AND EXCHANGE

  The Company will be required to maintain an office or agency in each Place of Payment for such series, and may from time to time designate additional offices or agencies, at which the principal of (and premium, if any, on) and interest, if any, on such series will be payable (Sections 301 and 1002). Unless otherwise provided in the

Prospectus Supplement, the Place of Payment will be New York City, and the Company will initially designate the office of the agent of the Trustee in New York City as an office where such principal, premium and interest will be payable. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Securities (i) by check mailed to the person entitled thereto at such person's address appearing in the Security Register or (ii) by wire transfer to an account located inside the United States maintained by the person entitled thereto as specified in the Security Register (Sections 308 and 1002). Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Securities will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest (Section 308).

  The Company may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

  All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of (or premium, if any, on) or interest, if any, on any Security that remains unclaimed for the lesser of the time period specified in applicable abandoned property or similar laws and two years after such principal, premium or interest becomes due and payable will be repaid to the Company, and the holder of such Security will (subject to applicable abandoned property or similar laws) thereafter, as an unsecured general creditor, look only to the Company for payment thereof (Section 1003).

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of any series will be exchangeable for other Securities of the same series of any authorized denominations and of a like aggregate principal amount (Section 306).

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of a series may be presented for registration of transfer and for exchange (i) at each office or agency required to be maintained by the Company for payment of such series, as described above, and
(ii) at each other office or agency that the Company may designate from time to time for such purposes. Registration of transfers and exchanges will be effected if the transfer agent is satisfied with the evidence of ownership and identity of the person making the request and if the transfer form thereon is duly executed. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of any tax or other governmental charge payable in connection therewith (Section 306).

  In the event of any redemption in part, the Company will not be required (i) to register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on the date the relevant notice of redemption is mailed, (ii) to register the transfer of or exchange any Security or portion thereof called for redemption, except the unredeemed portion, if any, of a Security being redeemed in part or
(iii) to register the transfer of or exchange any Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Security not to be so repaid (Section 306).

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless each of the following conditions is satisfied:

    (1) Immediately after giving effect to such transaction, no Event of Default (or event that with notice or lapse of time, or both, would be such) with respect to the Indenture Securities will have happened and be continuing.

    (2) The corporation or other entity formed by such consolidation or into which the Company is merged, or the Person to which such properties and assets will have been conveyed, transferred or leased, assumes the Company's obligation as to the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the Indenture Securities and the performance and observance of every covenant to be performed by the Company under the Indenture, and will be organized under the laws of the United States, one of the States thereof or the District of Columbia.

    (3) The Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that the transaction complies with these conditions (Section 801).

  In the event that any transaction described in and complying with the conditions listed in the immediately preceding paragraph occurs, the Company would be discharged from all obligations and covenants under the Indenture and all obligations under the Indenture Securities, with the successor corporation or Person succeeding to such obligations and covenants of the Company (Section
802).

  In the event of any such transaction, the Indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien, the Indenture Securities (other than any Indenture Securities not entitled to the benefit of the "Limitation of Liens" covenant) will be secured, as to such Principal Property or Restricted Securities, equally and ratably with (or prior to) the Indebtedness that upon the occurrence of such transaction would become secured by such Lien, unless such Lien could be created under the Indenture without equally and ratably securing such Indenture Securities (Section 803).

MODIFICATION AND WAIVER

  The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Outstanding Indenture Securities affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any provisions of the Indenture or modifying the rights of such holders, except that no such supplemental indenture may, without the consent of the holder of each Outstanding Indenture Security affected thereby:

    (1) Change the Stated Maturity of the principal of (or premium, if any, on) or any installment of interest on any Indenture Security, or reduce the principal amount thereof (or any premium, if any, thereon) or the rate of interest, if any, thereon, or change any obligation of the Company to pay Additional Amounts on any Indenture Security as contemplated by Section 1008 of the Indenture, or reduce the amount of the principal of an Indexed Security or an Original Issue Discount Security that would be due and payable upon an acceleration of maturity thereof or the amount thereof provable in bankruptcy, or adversely affect the right of repayment, if any, at the option of the holder, or change any Place of Payment where any Indenture Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or on or after any Redemption Date or Repayment Date), or adversely affect any right to convert or exchange any Indenture Security.

    (2) Reduce the aforesaid percentage in principal amount of Outstanding Indenture Securities, the consent of the holders of which is required for any such supplemental indenture.

    (3) Reduce the percentage in principal amount of outstanding Indenture Securities, the consent of the holders of which is necessary to modify or waive any default under the Indenture (Section 902).

  The holders of a majority in aggregate principal amount of Outstanding Indenture Securities have the right to waive compliance by the Company with certain covenants contained in the Indenture (Section 1009).

  Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of any series of Indenture Securities; (iii) to add Events of Default for the benefit of the holders of any such series; (iv) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there is no Indenture Security Outstanding thereunder of any series that is entitled to the benefit of such provisions; (v) to secure the Indenture Securities Outstanding under the Indenture pursuant to the requirements of
Section 803 or 1006 of the Indenture, or otherwise; (vi) to establish the form or terms of Indenture Securities of any series, as permitted by Sections 201 and 301 of the Indenture; (vii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (viii) to close the Indenture with respect to the authentication and delivery of additional series of Indenture Securities; (ix) to cure any ambiguity or inconsistency in the Indenture, provided such action does not adversely affect in any material respect the interests of holders of Indenture Securities of any series thereunder; (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities, provided that such action does not adversely affect in any material respect the interests of the holders of the Indenture Securities; or
(xi) to make any other change that does not affect the rights of any holder (Section 901).

  The Indenture provides that in determining whether the holders of the requisite principal amount of Indenture Securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of such Indenture Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof and (ii) the principal amount of an Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indenture Security pursuant to Section 301 (Section 101).

EVENTS OF DEFAULT

  The following are Events of Default with respect to any series of Indenture
Securities: (i) default in the payment of any installment of interest upon any Indenture Security of such series when it becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of (or premium, if any, on) any Indenture Security of such series at its Maturity; (iii) failure on the part of the Company to observe or perform any other covenant or agreement contained in the Indenture (other than a covenant or agreement included in the Indenture solely for the benefit of less than all series of Indenture Securities or a covenant the default in the performance of which would be covered by clause (vi) below) for 60 days after written notice of such failure, requiring the Company to remedy the same, has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of Outstanding Indenture Securities of such series; (iv) default under any indenture or instrument under which the Company or any Restricted Subsidiary has at the time outstanding Indebtedness for borrowed money or guarantees thereof in any individual instance in excess of $15,000,000 and, if not already matured in accordance with its terms, such Indebtedness has been accelerated and such acceleration is not rescinded or annulled within 30 days after notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of Outstanding Indenture Securities of such series; provided that, if, prior to the entry of judgment in favor of the Trustee for payment of the Indenture Securities of such series, the default under such indenture or instrument has been remedied or cured by the Company or such Restricted Subsidiary, or waived by the holders of such Indebtedness, then the Event of Default under the Indenture will be deemed likewise to have been remedied, cured or waived; (v) certain events of bankruptcy, insolvency or reorganization affecting the Company; and (vi) any other Event of Default included in the Indenture for the benefit of Indenture Securities of such series (Section 501).

  If an Event of Default with respect to Indenture Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series (or, if the Indenture Securities of that series are Original Issue Discount Securities or

Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) by notice as provided in the Indenture may declare the principal amount of all the Indenture Securities of that series and the accrued interest thereon to be due and payable immediately. At any time after a declaration of acceleration with respect to Indenture Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

  The holders of a majority in aggregate principal amount of Outstanding Indenture Securities of any series have the right to waive certain past defaults under the Indenture (Section 513).

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 602). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of that series unless the Trustee shall determine that the action specified would be in conflict with any rule or law (Section 512).

  The Company will be required to furnish the Trustee annually a certificate stating whether or not the Company is in default under the Indenture and, if so, specifying all such defaults and the nature thereof (Section 1004).

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to all or a portion of the Indenture Securities of any series (except for the obligations (a) to pay Additional Amounts, if any; (b) to register the transfer of or exchange such Indenture Securities; (c) to replace temporary or mutilated, destroyed, lost or stolen Indenture Securities of such series; (d) to maintain an office or agency in respect of such Indenture Securities; and (e) to hold moneys for payment in trust) ("defeasance"); or (ii) to be released from its obligations with respect to such outstanding Indenture Securities under Sections 1006 and 1007 of the Indenture (being the restrictions described above under "Limitations on Liens" and "Limitation on Sale and Leaseback Transactions", respectively, under the heading "Certain Covenants") or, if so provided pursuant to the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such Indenture Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of (i) an amount in cash;
(ii) Government Obligations (as defined below) that, through the payment of principal and interest in accordance with their terms, will provide money in an amount; or (iii) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any, on) and interest, if any, to Stated Maturity (or redemption) on such Indenture Securities and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Article 14).

  Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of such Indenture Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Indenture Securities of or within a particular series.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Offered Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Offered Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchaser for whom they may act as agents.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

  Until the distribution of the Offered Securities is completed, rules of the Commission may limit the ability of underwriters to bid for and purchase the Offered Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Securities. If underwriters create a short position in the Offered Securities in connection with the offering, i.e., if they sell more Offered Securities than are set forth on the cover page of the applicable Prospectus Supplement, underwriters may reduce that short position by purchasing Offered Securities in the open market. In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

  If so indicated in the related Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such Offered Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the related Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Offered Securities issued hereunder will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Offered Securities.

  Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters relating to the Securities will be passed upon for the Company by Gable & Gotwals, Tulsa, Oklahoma. The validity of the Offered Securities will be passed upon for any underwriters, dealers or agents by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of August 31, 1997 and 1996, and for each of the years in the three-year period ended August 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1997 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, in 1996.

  The audited financial statements of the Gas Business, a business unit of WRI, as of August 31, 1996 and 1995 and for each of the years in the three-year period ended August 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SENIOR INSURED QUARTERLY NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Summary of Offering........................................................  S-2
Capitalization.............................................................  S-3
Use of Proceeds............................................................  S-3
The Company................................................................  S-4
Summary Selected Historical Data...........................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-6
Description of the Senior Insured Quarterly Notes..........................  S-6
The Policy and the Insurer................................................. S-10
Ratings.................................................................... S-13
Experts.................................................................... S-13
Underwriting............................................................... S-14
Glossary................................................................... S-15
Appendix A--Form of Policy................................................. S-16
                                   PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Disclosure Regarding Forward-Looking Statements............................    3
The Company................................................................    3
Use of Proceeds............................................................    3
Description of Securities..................................................    3
Plan of Distribution.......................................................   14
Legal Matters..............................................................   15
Experts....................................................................   15

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                                  $50,000,000

                                      LOGO

                                  ONEOK, INC.

             % SENIOR INSURED QUARTERLY NOTES DUE SEPTEMBER 30, 2028

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                          EDWARD D. JONES & CO., L.P.

                                     , 1998

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